Exhibit 99.1

For Immediate Release

Isabella Bank
139 East Broadway
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
ISBA Announces Fourth Quarter 2017 Dividend
Mt. Pleasant, Michigan, November 30, 2017 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a fourth quarter cash dividend of $0.26 per common share at its regular meeting held on November 29, 2017. The dividend will be payable on December 29, 2017 to shareholders of record as of December 26, 2017. Based on ISBA’s closing stock price of $28.51 as of November 28, 2017 and cash dividends paid during 2017 totaling $1.02, the annual dividend yield is 3.58%.

“I am pleased to announce our fourth quarter dividend which represents a 4.00% increase over the cash dividend paid for the fourth quarter of 2016. Our continued success is a direct result of having dedicated employees, loyal customers, and committed shareholders”, commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation.

Headquartered in Mt. Pleasant, Michigan, Isabella Bank Corporation is the bank holding company for Isabella Bank. Founded in 1903 with a focus on community banking, Isabella Bank operates 29 banking offices and a loan production office in seven counties including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.